EXHIBIT 99.93


                               CORPORATE BY-LAWS

ARTICLE 1
NAME OF THE CORPORATION

A Corporation has been formed, called Olimpia S.p.A.

ARTICLE 2
OBJECT OF THE CORPORATION

The object of the Corporation is the participation in, the financing of, the cooperation with, the management of, and the rendering of consulting services and other services to legal persons or other companies, among which in particular, those having as their object the development, implementation, and management of telecommunications systems in general of any type, including broad band, data and video transmission, domestic and international telephone services, e-business and media activities, telephone directory activities, advertising development, and television.

In order to reach the aforementioned objective, the Corporation may perform all the financial, industrial, commercial and real estate transactions which are deemed by the Board of Directors to be necessary or useful in order to reach the objective of the Corporation. The Corporation may also grant promissory notes, pledges, and any other type of guarantees, including real estate guarantees, to third parties.

However, the Corporation is excluded from conducting activities which are expressly reserved by law to special categories of companies.

ARTICLE 3
REGISTERED OFFICE

The Corporation's registered office is in Milan.

The Board of Directors may relocate the Corporation's registered office within the national territory and may open or close secondary offices, branches and agencies, in the manner required by law, both in Italy and abroad.

The domicile of the Shareholders is understood to be, in accordance with the law, the domicile that is registered in the register of Shareholders.

ARTICLE 4
TERM

The term of the Corporation has been established up to 12/31/2050 (December thirty-first, two thousand fifty) and may be extended in accordance with the law.

The extension of the term of the Corporation does not grant a right of withdrawal to the Shareholders who did not participate in the approval of the relevant resolution.


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ARTICLE 5
CORPORATE CAPITAL

The Corporate Capital is Euro 4,306,377,518 (four billion, three hundred and sixmillion, three hundred and seventy-seven thousand and five hundred and eighteen) Euros divided into n. 4,630,233,510 (four billion, six hundred and thirty million, two hundred and thirty-three thousand and five hundred and ten) Shares, with no nominal value.

The Corporate Capital may be increased with the contribution of capital in kind or credit.

The introduction or removal of constraints on the circulation of shares does not grant a right of withdrawal to the Shareholders who did not participate in the approval of the relevant resolution.

The Corporation may satisfy its own financial needs by taking advantage of financing on the part of its stockholders, within the limits and under the conditions established by current law and the current regulations governing such transactions.

ARTICLE 6
SHARES
(THE RIGHT OF PREEMPTION)

6.1 Shareholders who wish to move their stock in any manner, this being understood as selling the stock for cash, transferring it, giving it as a gift, or donating it, or any other type of transaction that leads to the direct or indirect transfer, to third parties or to other stockholders, of the Corporation's stock, of bonds which may be converted into stock and/or rights to underwrite stock, or real rights for the use of the stock and/or guarantees relating to the aforementioned stock and convertible bonds, or any other rights relating to the aforementioned Shares of stock or convertible bonds (hereinafter referred to as the "Rights"), must first offer the right of preemption for the Rights to all other stockholders, under the same conditions, in proportion to the Shares held by each of them in the Corporation, notwithstanding the right to increase the Share base enjoyed by each Shareholder.

6.2 The right of preemption must be exercised in accordance with the following terms and conditions:

(i) A Shareholder (hereinafter referred to as the "Party Making the Offer") who intends to proceed with the sale of the Rights that he holds will be obligated to offer them preemptively to other Shareholders, through registered letter with return receipt required, containing the identity of the proposed buyer, the price, and the other conditions of sale, in addition to the warning that in the event that one of the Shareholders does not wish or is not able to exercise the right of preemption, the Rights pertaining to this Shareholder will automatically increase proportionally in favor of those Shareholders who instead, intend to take advantage of this opportunity and who have not previously expressly waived the right of preemption that they hold.


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(ii) The right of preemption may be exercised through a communication sent by registered mail with return receipt required, sent to the Party Making the Offer and to each of the Shareholders within the term, established for its expiration, of forty-five (45) calendar days from the receipt of the offer discussed in point (i) above, it being understood that, if express waiver is not made, this right of preemption shall be understood as automatically exercised also in respect to the Rights that have increased proportionally for each Shareholder as a result of the failure to exercise the right of preemption on the part of one or more Shareholders holding this right.

(iii) In the event that the right of preemption is not exercised within the terms indicated above in respect to all the Rights offered, the Party Making the Offer, in the event that he does not wish to accept the exercising of the right of preemption limited to only a part of the Rights offered for sale, may transfer all the Rights to the buyer indicated in the offer discussed in point
(i) above, in terms which are no more favorable for that buyer than the terms stipulated in the aforementioned offer, within ninety (90) days from the expiration of the aforementioned term established in point (ii) above, or, in the event that the Party Making the Offer decides to accept the exercising of the right of preemption limited to only a part of the Rights offered for sale, he may, within the same term of ninety (90) days, transfer the remaining Rights of preemption to the buyer indicated in the offer discussed in point (i) above, in accordance with the conditions that shall be agreed upon with this buyer. In the event that the sale is not concluded within the term indicated, the Party Making the Offer must again satisfy the conditions established in this section.

(iv) In the event that the Party Making the Offer intends to sell his own Shares through a counter-offer in kind, the Shareholders who intend to exercise their right of preemption must indicate within the term established in section (ii) above, whether they intend to accept the counter-offer in kind or for the equivalent in cash, and, in the latter case, the purchase price shall be determined by common agreement or in accordance with Article 1473 of the Civil Code.

6.3 The regulations established above also apply to any other action or negotiation, of any nature, including gifts, which involves the transfer, in any manner whatsoever, of the Rights enjoyed by the Shareholders, it being understood that the stipulations established in section 6.1 above shall be applicable even when there is no notification, no offer, or no determination of a price in cash for the purposes of this offer, and in this case, the purchase price shall be determined by common agreement or in accordance with Article 1473 of the Civil Code.

6.4 Notwithstanding the stipulations established in sections 6.1 and 6.2, the transfer of any real rights of use of the Shares in an agreement established between living entities shall be admitted only on the condition that this transfer does not involve in any manner the loss of voting rights on the part of the parties involved.

6.5 The transfer of any real rights guaranteed on the Shares shall not be allowed and shall not be valid in respect to the Corporation if it has not been previously approved unanimously by the other Shareholder(s).

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6.6 Notwithstanding the points established in the above sections, the Rights may be transferred, in whole or in part, by Shareholders to companies that hold the entire Corporate Capital of the stockholder making the transfer or to companies of which the Shareholder making the transfer holds the entire Corporate Capital, on the following conditions: (i) the Shareholder making the transfer provides at least 15 days notice prior to the transfer to the other Shareholders, in accordance with the provisions of section 6.1, (ii) the acquiring company succeeds to all of the obligations assumed by the selling Shareholder with respect to the other Shareholders, (iii) the transferring Shareholder and the acquiring company commit themselves to reacquire and retransfer, respectively, full title of the Rights transferred before proceeding with transactions that would affect the aforementioned legal ownership.

ARTICLE 7
SHARES
(CO-SALE)

(a) In the event that a Shareholder who holds Shares that represent an absolute majority (50.01%) of the Corporate Capital (hereinafter referred to as the "Majority Shareholder") intends to conduct transactions that lead to the transfer to a third party or another Shareholder (hereinafter referred to as the "Buyer") of all his Shares or a part of these, the other Shareholder(s) (hereinafter referred to as the "Minority Shareholders"), in the event that they do not wish to exercise their right of preemption as established in Article 6 above, shall have the right to transfer to the same Buyer and under the same terms and conditions: (i) the part of their own Shares proportional to the number of Shares that the Majority Shareholder shall offer for sale, when the Majority Shareholder, as a result of the aforementioned transaction(s), remains the bearer of an absolute majority of the Corporate Capital (50.01%); and (ii) in the event of the sale of all the Shares held by the Majority Shareholder or the transfer of a sufficient number of Shares that the Majority Shareholder comes to hold, as a result of the transfer, less than an absolute majority of the Corporate Capital (50.01%), the Minority Shareholders shall have the right and the obligation to transfer all their Shares together with those of the Majority Shareholder.

(b) To these effects, the Majority Shareholder who intends to proceed with the sale of Shares that he holds, shall be obligated to provide written communication by registered letter with return receipt required, to the Minority Shareholders, also informing them of the identity of the Buyer, the number of Shares offered for sale, the price and the other conditions of sale.

(c) In the event that the Minority Shareholders wish to exercise the right established herein in their favor, they must inform the Majority Shareholder, by registered letter with return receipt required, in the term of fifteen (15) calendar days from the receipt of the communication discussed in point (b) above; and if they do not do so within that term this right shall expire.

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(d) In the event that the object of the sale should be all the Shares held by the Majority Shareholder or a sufficient number of Shares that the Majority Shareholder comes to hold, as a result of the transfer, less than an absolute majority of the Corporate Capital, the Minority Shareholders shall have the obligation to transfer all their Shares under the same terms and conditions proposed by the Buyer to the Majority Shareholder.

(e) In the event that the Buyer does not intend to purchase the Shares held by the Minority Shareholders, the Majority Shareholder may not proceed with the sale.

ARTICLE 8
SHARES HELD BY THE CORPORATION - CATEGORIES OF BOND LOANS -
FINANCIAL INSTRUMENTS

The Corporation may proceed to purchase its own Shares in accordance with the stipulations established by civil regulations governing the matter. The Corporation may issue bearer or registered bonds, convertible bonds or bonds with warrants, and warrants in accordance with regulations governing the matter. The Corporation may also issue other categories of Shares, even Shares without voting rights, and financial instruments, in accordance with regulations governing the matter.

ARTICLE 9
ASSEMBLY OF THE SHAREHOLDERS

A regularly constituted Assembly represents all the Shareholders and the resolutions passed at such meetings made in accordance with the law, and the present Corporate By-Laws shall be binding on all Shareholders.

The Assembly shall be convened at the Corporation's headquarters or elsewhere, as long as it takes place in Italy or in another country of the European Union.

The Assembly is convened by means of an announcement indicating the date, time and location of the meeting, a list of the topics to be addressed and, if applicable, instructions for participation via audio or video conference.

The meeting announcement must be published in the GAZZETTA UFFICIALE DELLA REPUBBLICA ITALIANA or in the daily newspaper IL SOLE 24 ORE at least 15 days prior to the date scheduled for the meeting.

Alternatively, at the election of the Board of Directors, the meeting may be announced by means of a registered letter with return receipt required, email or fax, in accordance with the law.

The meeting announcement may also establish meetings that subsequent to the first meeting.


The Assembly for the approval of the balance sheet must be called within 120 days, or, in accordance with the law, within 180 days of the end of the fiscal period. In the event that


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the meeting is called within 180 days, the Board of Directors must indicate the reasons for the delay in the report on management footnoted the balance sheet.

The Assembly shall also be convened by the Chairman of the Board when a request has been made by a majority of the Board Members, or by enough Shareholders to represent at least 1/10 (one tenth) of the Corporate Capital.

The Assembly may grant the Board of Directors the right to increase the Corporate Capital, in the manner and in accordance with the terms established by
Article 2443 of the Civil Code.

Ordinary and Extraordinary Assemblies are valid and duly convened if the participants are located in different locations connected by audio or video if the following conditions are met:

      o the person presiding over the meeting is able to ascertain the identity and legitimacy of the participants, regulate the carrying out of the meeting, verify and declare the results of the voting;

      o the person taking minutes of the Assembly is able to perceive the meeting's events that are subject of the minutes;

      o the participants are able to participate simultaneously in the discussion and voting in the topics addressed during the Assembly; and

      o unless the Assembly is a totalitarian Assembly, the meeting announcement indicates the audio/video locations that are arranged by the Corporation, from which participants may participate in the Assembly, such meeting to be considered to be located in the place where the person presiding over and the person taking minutes of the Assembly are located.

ARTICLE 10
PARTICIPATION IN THE ASSEMBLY

Participation in the Assembly is governed by the stipulations of law on the matter.

Every Shareholder who deposited his share certificates in the manner indicated in the meeting announcement no less than five days before the date of the shareholders meeting may participate in the meeting.

Every Shareholder that has the right to participate in the Assembly may be represented by another person, even if this person is not a Shareholder himself or herself, through the conferral of a written proxy, with the limitations established by law.


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ARTICLE 11
PROXIES - PRESIDING OVER THE ASSEMBLY

The Assembly shall be presided over by the Chairman of the Board of Directors, or, in the event of the absence or unavailability of the Chairman, by the Vice-Chairman or any other Board Member named by the Board of Directors itself; if this is not possible, the Assembly shall be presided over by the person named by a majority of the votes of the Shareholders present. A Secretary named by the Assembly shall assist the person who presides over the Assembly. The attendance of a Secretary shall not be necessary.

ARTICLE 12
CONSTITUTION OF THE ASSEMBLY AND VALIDITY OF DECISIONS

An Ordinary Assembly shall be considered regularly constituted and shall make decisions with the majorities established in accordance with the law. An Extraordinary Assembly shall be regularly constituted and shall make decisions with the favorable votes of as many Shareholders necessary to represent at least 81% of the Corporate Capital.

Such quorum is also applicable to resolutions modifying or eliminating the list voting provision for the nomination of the Members of the Board of Directors, as well as a modification of the number of the Members of the Board of Directors and modification of this paragraph.

In the absence of formal convocation, the Assembly will be considered duly constituted if the entire Corporate Capital of the Corporation is represented and the majority of the Members of each of the Board of Directors and Board of Auditors is in attendance.

ARTICLE 13
LIST VOTING

Notwithstanding the provisions established in Article 12 for the Ordinary Assembly, the naming of Members of the Board of Directors shall occur on the basis of lists presented by the Shareholders (each Shareholder shall be allowed to present only one list) in which the candidates must be listed in progressive number. Each candidate may appear in only one list or else he shall be declared ineligible. The candidates on each list presented shall be assigned a percentage equal to the number of votes obtained by the list divided by one for the first candidate, two for the second candidate, three for the third candidate, and so on. The candidates from all the lists shall be arranged in a list in descending order according to the percentage of votes obtained by each of them.

Within the limit of the number of Board Members, the winners of the election will be those who obtained the highest percentage of votes. In the event of a tie in percentage for the last Board Member to be elected, the one from the list that obtained the highest number of votes shall be given preference, and, in the event of an equal number of votes, the one who is oldest shall be given preference.

In the event that, as a result of the computation provided in the first paragraph of this Article 13, more than one half of the Members of the Board of Directors is drawn from a single list, only half of the members of the Board of Directors will be selected from such list to proceed to nomination, with the remaining nominations to be selected in


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accordance with the classification obtained in the application of the above described procedure.

In the event that no list is presented or the entire Corporate Capital is held by a single Shareholder, the nomination of the Board of Directors shall be decided by the Assembly in accordance with the law.

ARTICLE 14
THE BOARD OF DIRECTORS

The Corporation shall be managed by a Board of Directors composed of 10 (ten) Members, even those who are not Shareholders, named by applying the list votingclause established in Article 13.

The Board may name one or more Alternate Board Members and an Executive Committee composed of at least three Members, one of which shall be the Alternate Chairman, if so named. They shall remain in office for a term of three years and they also may be re-elected.

ARTICLE 15
MANAGEMENT OF THE CORPORATION
(THE CHAIRMAN AND THE VICE-CHAIRMAN)

Each time that it is renewed, the Board shall elect a Chairman from among its Members, if this person is not named by the Assembly. The Board shall also name a Vice-Chairman.

ARTICLE 16
MANAGEMENT OF THE CORPORATION
(CONVOCATION OF THE BOARD OF DIRECTORS)

The Board of Directors shall be convened at the registered office of the Corporation or elsewhere, as long as it is in the territory of the Republic of Italy, by the Chairman of the Board or, in his absence or unavailability, by the Vice-Chairman, on his own initiative or at the request of at least two Members of the Board. Communication to Board Members shall be done by registered letter, or, in the event of urgency, by telegram, telex, fax, or any other means of which receipt can be proven, sent respectively at least five days or at least 24 hours before the meeting, and in cases of extraordinary urgency - to be proven by the person convening the Board of Directors - 6 hours before the meeting.

The Chairman shall arrange for the Members of Board of Directors to be provided with adequate information regarding the items on the agenda, taking into account the circumstances.

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ARTICLE 17
MANAGEMENT OF THE CORPORATION
(VALIDITY OF DECISIONS MADE)

In order for decisions made by the Board to be valid, the presence of a majority of current Board Members is required.

The Board of Directors may validly deliberate, even in the absence of a formal meeting, if all of its Members and all of the Members of the Board of Auditors are present.

The meetings of the Board shall be presided over by the Chairman or, in the event of absence, by the Vice-Chairman. The decisions of the Board shall appear in the minutes signed by the Chairman of the Board and the Secretary, who may also be chosen from among persons who are not on the Board.

The decisions of the Board shall require an absolute majority of votes.

The meetings of the Board of Directors may also be held in "teleconferences or videoconferences" or another "computer imaging system," as long as the fundamental rights of participation of every Member of the Board of Directors and the Board of Auditors are guaranteed, and on the condition that the Chairman and the Secretary are present in the same place, that it is possible to identify the participants, that each of them may participate at any time, and that each participant may receive, transmit, and see documents.

ARTICLE 18
COMPENSATION FOR BOARD MEMBERS AND MEMBERS OF THE EXECUTIVE COMMITTEE

The Members of the Board of Directors and the Members of the Executive Committee shall receive annual compensation, established by the Assembly for the entire term in which they remain in the position, in addition to reimbursement of expenses incurred as part of their position. For Board Members charged with particular duties, reference should be made to Article 2389, section 3 of the Civil Code.

ARTICLE 19
MANAGEMENT OF THE CORPORATION (REPRESENTATION)

The representation of the Corporation before third parties and in legal matters is the duty of the Chairman, and in the event of absence or unavailability, the Vice-Chairman, or the other Members of the Board of Directors for their special duties, with these persons having the right to grant powers to proxies and attorneys.

ARTICLE 20
MANAGEMENT OF THE CORPORATION (POWERS)

The Board of Directors shall have all the powers necessary for the ordinary management of the Corporation and those powers which, by law or Corporate By-Laws, are not reserved for the Assembly of Shareholders.

Within the limits prescribed by law, the Board of Directors shall have the authority to issue non-convertible bonds, merge the Corporation into other entities that, prior to such


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merger, own all of the shares of the Corporation, reduce the Corporate Capital of the Corporation in the event of withdrawal of the Shareholder, conform the Corporate By-laws to imperative provisions of law, and, as provided in Article 3 herein, relocate the Corporation's legal headquarters within the national territory and open or close secondary offices.

ARTICLE 21
THE BOARD OF AUDITORS
(COMPENSATION)

The Assembly shall elect, with a majority of votes, a Board of Auditors composed of 3 (three) Auditors and 2 (two) alternates, operating in accordance with the law.

The Auditors shall have a term of three years and may be re-elected.

The Assembly that names the Auditors and the Chairman of the Board of Auditors shall determine the compensation due for the entire term of office.

ARTICLE 22
OPERATION OF THE CORPORATION
THE BALANCE SHEET

The Fiscal Year of the Corporation will close on December 31 of every year.

ARTICLE 23
PROFITS
EARMARKING OF PROFITS

The net profits appearing on the balance sheet which has been duly approved, after the deduction of the legal reserves until this figure reaches one fifth of the Corporate Capital, shall be distributed to the Shareholders, unless the Assembly makes a different decision.

When the conditions of law so permit, the Corporation may distribute dividend accounts.

ARTICLE 24
DISSOLUTION OF THE CORPORATION

In the event of the dissolution of the Corporation at any time and for any reason, the Assembly shall determine the method of liquidation and shall name one or more liquidators, specifying their powers.

ARTICLE 25
DIRECTION TO GENERAL STIPULATIONS

For all those matters not expressly discussed in these Corporate By-Laws, reference should be made to the Civil Code and other laws currently in effect.

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